Ford

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Raj Modi 1.313.323.8221 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS 2005 NET INCOME OF
$2 BILLION, PROFITABLE FOR THIRD CONSECUTIVE YEAR

•  Third consecutive year of profitability. Full-year net income of $2 billion, or $1.04 per share.
•  Full-year earnings from continuing operations of $1.28 per share or $2.5 billion after tax, excluding special items.
•  Excluding special items, South America, Europe and Asia Pacific were all profitable, but these profits were more than offset by losses in North America. Premier Automotive Group continued to incur losses, but these were substantially reduced from 2004 levels.
•  Financial Services, including Ford Motor Credit, reported strong results.

DEARBORN, Mich., Jan. 23, 2006 - Ford Motor Company [NYSE: F] today reported 2005 full-year net income of $2 billion, or $1.04 per share. In 2004, the company reported net income of $3.5 billion, or $1.73 per share.

Excluding special items, Ford’s 2005 full-year after-tax income from continuing operations totaled $2.5 billion, or $1.28 per share. This compares with year-ago earnings from continuing operations of $4.3 billion, or $2.11 per share, excluding special items.

Full-year sales and revenue for 2005 was $178.1 billion, up from $171.7 billion a year ago.

“We accomplished many things in 2005, including the successful launch of the new Ford Fusion, Mercury Milan and Lincoln Zephyr, introduction of the company’s new innovation initiative, completion of the sale of Hertz, and an agreement with the UAW to help reduce rising health care costs,” said Chairman and Chief Executive Officer Bill Ford. “Excluding North America, our automotive operations made great progress in 2005; we must keep working to improve our business in each and every region.”

Special items reduced earnings by 6 cents per share in the fourth quarter. The pre-tax effect of these items includes: a charge of $1.3 billion for impairment of Jaguar and Land Rover fixed assets; personnel reduction actions of $962 million; and the sale of The Hertz Corporation for a total profit of $1.5 billion, $1.4 billion of which was recorded in the fourth quarter. In addition, the company’s repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004 resulted in a permanent tax savings of about $250 million. Largely as a result of these factors and costs associated with Visteon-related restructuring, special items reduced full-year income by 15 cents per share. Finally, full-year net income from continuing operations was reduced by 9 cents primarily for a cumulative change in accounting principles related to recent accounting guidance on the recognition of environmental obligations.

FULL-YEAR HIGHLIGHTS
Ford Motor Company full-year highlights include:
•	Launch of corporate innovation initiative, including a commitment to a ten-fold increase in hybrid production by 2010.
•	Introduction of initiative to improve collaboration with select global suppliers of key components and consolidate our supply base.
•	Sale of The Hertz Corporation, with proceeds of $5.6 billion.
•
Finalization of Visteon agreement, which included the creation of a Ford-managed, temporary business entity named Automotive Components Holdings, LLC. This entity took ownership from Visteon of 17 plants and six offices, research centers and other facilities. This arrangement protects the supply of components to Ford plants, improves the competitiveness of Ford’s supply base, and will reduce Ford’s costs over time.

•	Cessation of assembly operations at Jaguar’s Browns Lane facility and consolidation of its assembly operations at Castle Bromwich and closure of Ford’s Lorain Assembly plant in Lorain, Ohio.
•	Reduction of total automotive personnel by more than 10,000 during 2005, through personnel reduction actions and attrition.

•
Ratification of an agreement with the United Auto Workers (subject to court approval) to reduce the company’s health care costs primarily through modifications to the hourly retiree health care plan. These actions are expected to reduce Ford’s overall retiree health care and life insurance (OPEB) obligation by $5 billion, with a projected annual cost savings of about $650 million on a pre-tax basis.

•
Establishment of a company contribution limit set at 2006 levels for health care benefits and a reduction of life insurance benefits for U.S. salaried retirees. These actions reduced Ford’s overall retiree health care and life insurance (OPEB) obligation by about $3 billion, with a projected annual cost savings of about $400 million on a pre-tax basis.

FOURTH QUARTER
In the fourth quarter, the company reported net income of $124 million, or 8 cents per share. This compares with fourth quarter net income of $104 million, or 6 cents per share, in 2004. Excluding special items, fourth quarter after-tax income from continuing operations totaled $511 million, or 26 cents per share, compared to $554 million, or 28 cents per share, a year ago.

Total sales and revenue in the fourth quarter were $47.6 billion, compared to $44.9 billion in the year-ago period.

The following discussion of the results of our Automotive sector and Automotive business units is on a pre-tax basis that excludes special items. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to GAAP.

AUTOMOTIVE SECTOR
For the full year, Ford’s worldwide Automotive sector reported a pre-tax loss of $1 billion, compared with pre-tax profit of $850 million a year ago. The decline primarily reflected unfavorable cost performance, volume and mix, and exchange, partially offset by net pricing.

For the fourth quarter, Ford’s worldwide Automotive sector reported a pre-tax loss of $12 million, an improvement of $458 million from a pre-tax loss of $470 million a year earlier. The improvement primarily reflected favorable volume and mix, net pricing, cost performance and exchange.

Worldwide automotive revenue for 2005 was $154.5 billion, an improvement from revenue of $147.1 billion a year ago. Total fourth-quarter automotive revenue was $41.8 billion, an increase of $3 billion from a year ago.

Total company vehicle unit sales in 2005 were 6,818,000, an increase of 20,000 units from 2004. Fourth-quarter vehicle unit sales totaled 1,853,000, an increase of 102,000 units from a year ago.

Automotive cash at Dec. 31, 2005, totaled $25.1 billion of cash, marketable securities, loaned securities and short-term Voluntary Employee Benefits Association (VEBA) assets.

THE AMERICAS
The Americas reported a 2005 full-year pre-tax loss of $1.2 billion, compared to a pre-tax profit of $1.6 billion a year ago. For the fourth quarter, the Americas had a pre-tax loss of $15 million, an improvement of $411 million compared to a pre-tax loss of $426 million a year earlier.

North America: For 2005, Ford’s North America automotive operations reported a pre-tax loss of $1.6 billion, a decline of $3 billion from 2004. The decline primarily reflected unfavorable cost performance, lower U.S. market share, lower dealer inventories and adverse exchange. For the year, North America’s sales totaled $81.4 billion, compared with $83 billion a year earlier.

For the fourth quarter, North America automotive operations reported a pre-tax loss of $143 million, compared to a pre-tax loss of $470 million in 2004. The improvement primarily reflected cost reductions and favorable net pricing, partially offset by operating losses incurred by the former Visteon activities now controlled by Ford. Fourth-quarter sales were $22.1 billion, compared with $21.1 billion in 2004.

South America: Ford’s South America automotive operations reported a pre-tax profit of $389 million, an increase of $249 million from a 2004 pre-tax profit of $140 million. The improvement primarily reflected net pricing and favorable volume, as well as a stronger Brazilian currency. Full-year sales improved to $4.4 billion from $3 billion in 2004.

In the fourth quarter, Ford’s South America automotive operations posted a pre-tax profit of $128 million, an improvement of $84 million, compared with a pre-tax profit of $44 million in 2004. The improvement primarily reflected favorable net pricing and exchange. Fourth-quarter sales were $1.3 billion, an improvement from $899 million a year ago.

FORD EUROPE AND PREMIER AUTOMOTIVE GROUP (PAG)
The combined 2005 full-year pre-tax profit for Ford Europe and PAG was $36 million. This compares with a loss of $626 million for 2004. For the fourth quarter, Ford Europe and PAG had a combined pre-tax profit of $112 million, an improvement from a pre-tax loss of $324 million a year ago.

Ford Europe: Ford Europe posted a full-year pre-tax profit of $136 million, compared with a pre-tax profit of $114 million a year ago. The improvement primarily reflected favorable cost performance and exchange, partially offset by unfavorable net pricing and mix. Sales for the year totaled $30.2 billion, compared to $26.5 billion in 2004.

For the fourth quarter, Ford Europe reported a pre-tax profit of $66 million, an improvement from a pre-tax loss of $69 million a year ago. The improvement primarily reflected favorable cost performance and higher profits at our operations in Turkey, partially offset by unfavorable product mix. Fourth-quarter sales totaled $8.2 billion, compared to $7.4 billion a year ago.

Premier Automotive Group: For 2005, PAG reported a full-year pre-tax loss of $100 million, an improvement from a pre-tax loss of $740 million a year ago. The improvement primarily reflected the impact of new products, primarily at Land Rover, that resulted in a richer mix and improved net pricing. Full-year sales for the group totaled $30.3 billion, compared to $27.6 billion in 2004.

In the fourth quarter, PAG reported a pre-tax profit of $46 million, an improvement of $301 million, compared with a pre-tax loss of $255 million in the year-ago period. The year-over-year improvement primarily reflected the impact of new Land Rover products, resulting in a richer mix and improved net pricing. Fourth-quarter sales totaled $8 billion, compared to $7.8 billion a year ago.

ASIA PACIFIC AND AFRICA/MAZDA
For the full year, Asia Pacific and Africa/Mazda reported a pre-tax profit of $316 million, compared with a pre-tax profit of $163 million a year ago. In the fourth quarter, Asia Pacific and Africa/Mazda reported a pre-tax loss of $7 million, compared with a pre-tax loss of $22 million in 2004.

Asia Pacific and Africa: For full-year 2005, Asia Pacific and Africa reported a pre-tax profit of $61 million, an improvement of $16 million when compared with the year ago period. The improvement primarily reflected favorable exchange and higher volume, which was partially offset by unfavorable vehicle mix and higher costs. Full-year sales totaled $7.7 billion, an increase from $7 billion in 2004.

For the fourth quarter, Asia Pacific and Africa reported a pre-tax loss of $39 million, compared with a pre-tax loss of $13 million in the year-ago period. The decline primarily reflected deterioration of results in Ford Australia due to lower volumes and unfavorable mix. Fourth-quarter sales totaled $1.8 billion, compared to $1.6 billion in 2004.

Mazda: For full-year 2005, Ford’s share of the pre-tax profit of Mazda and associated operations was $255 million, compared with $118 million a year ago. For the fourth quarter, Ford’s share of the pre-tax profit of Mazda and associated operations was a pre-tax-profit of $32 million, compared with a pre-tax loss of $9 million a year ago. The improvement in both periods primarily reflected gains in our investment in Mazda’s convertible bonds, as well as higher operating results at Mazda.

FINANCIAL SERVICES SECTOR
Financial Services Sector results include The Hertz Corporation through Dec. 21, 2005, the date on which it was sold. For the full year, excluding special items, Ford’s Financial Services sector reported a pre-tax profit of $4.4 billion, compared with a pre-tax profit of $5 billion last year. For the fourth quarter, excluding special items, the Financial Services Sector earned a pre-tax profit of $881 million, compared with pre-tax profits of $1 billion a year ago.

Ford Motor Credit Company: Ford Motor Credit reported net income of $2.5 billion in 2005, down $370 million from a year earlier. On a pre-tax basis from continuing operations, Ford Motor Credit earned $3.9 billion in 2005, down $570 million from 2004.

In the fourth quarter of 2005, Ford Motor Credit's net income was $465 million, down $78 million from a year earlier. On a pre-tax basis from continuing operations, Ford Motor Credit earned $737 million in the fourth quarter, compared with $859 million the previous year. The decrease in earnings in both fourth-quarter and full-year 2005 primarily reflected lower volumes and margins, partially offset by lower credit losses.

The Hertz Corporation: Hertz reported a full-year 2005 pre-tax profit of $569 million, excluding special items, which was a year-over-year improvement of $76 million. Hertz reported a fourth-quarter pre-tax profit of $121 million, excluding special items, which was an increase of $14 million from the same period in 2004.

BUSINESS REVIEW CONFERENCE CALL DETAILS
A separate press release regarding the 2006 Business Review, which will include details of the North America “Way Forward” plan, will be issued at approximately 10:30 a.m. EST today.

Don Leclair, Ford executive vice president and chief financial officer, will review the company’s fourth-quarter and full-year 2005 financial results beginning at 9:30 a.m. EST, Monday, Jan. 23, in Dearborn, Mich. Following this review, at approximately 10:30 a.m. EST, the company will host its 2006 Business Review, which will include details of the North America “Way Forward” plan.

At 2:00 p.m. EST, Ford Vice President and Treasurer Ann Marie Petach and Ford Motor Credit Vice Chairman and CFO David Cosper will host a conference call to provide additional details regarding Ford Motor Credit Company for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentation.

Access Information - Mon., Jan. 23
Toll Free: 800-706-7741
International: 617-614-3471

2005 Earnings and 2006 Business Review: 9:30 a.m. EST
Earnings Passcode: “Ford Business Review”

Fixed Income: 2:00 p.m. EST
Fixed Income Passcode: “Ford Fixed Income Call”

Replays - Available for one week following the call
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Replay Passcodes:
Business Review: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

- # # # -

Safe Harbor/Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Greater price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles in the United States;
•	Higher prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of materials;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Labor or other constraints on our ability to restructure our business;
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay contracts");

•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);
•	Changes in interest rates;
•	Additional credit rating downgrades;
•	Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;
•	Higher-than-expected credit losses;
•	Lower-than-anticipated residual values and/or higher-than-expected return rates for leased vehicles; and
•	Inability to implement the Way Forward Plan.

We cannot be certain that any expectation, forecast or assumption made by management in preparing these forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

***

TOTAL COMPANY
2005 INCOME FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME*

	Fourth Quarter			Full Year
	Earnings Per Share*	After-Tax Profit	Pre-Tax Profit	Earnings Per Share*	After- Tax Profit	Pre-Tax Profit
		(Mils.)	(Mils.)		(Mils.)	(Mils.)

Income from Cont. Ops. Excluding Special Items	$0.26	$511	$869	$1.28	$2,516	$3,374

Special Items
• Jaguar/Land Rover Impairment	$(0.39)	$(845)	$(1,300)	$(0.40)	$(845)	$(1,300)
• Personnel Reduction Programs	(0.29)	(626)	(962)	(0.37)	(791)	(1,216)
• Visteon Related Charges**	***	6	39	(0.22)	(458)	(468)
• Fuel Cell Technology Charges	***	(2)	0	(0.05)	(108)	(116)
• Sale of Non-Core Businesses	***	6	6	0.06	123	107
• Tax Adjustments****	0.12	252	0	0.30	639	85
• Hertz Sale*****	0.50	1,071	1,405	0.53	1,126	1,489
Total Special Items	$(0.06)	$(138)	$(812)	$(0.15)	$(314)	$(1,419)
Income from Cont. Ops.	$0.20	$373	$57	$1.13	$2,202	$1,955

Disc. Operations	***	2		0.02	47
Cumulative Change in Accounting Principles • FIN 47 - Asset Retirement Obligations	(0.12)	(251)		(0.11)	(251)
Net Income	$0.08	$124		$1.04	$1,998

*         Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the Jan. 23, 2006, conference calls at www.shareholder.ford.com.
**       See materials supporting the Jan. 23, 2006, conference calls at www.shareholder.ford.com for further detail on Visteon
***     Less than $0.01
****    Primarily reflects prior year federal and state tax settlements and tax savings from repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004
*****  See materials supporting the Jan. 23, 2006, conference calls at www.shareholder.ford.com for further detail on impact of Hertz sale

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended December 31, 2005 and 2004
(in millions, except per share amounts)

	Fourth Quarter		Full Year
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Sales and revenues
Automotive sales	$41,823	$38,870	$154,515	$147,128
Financial Services revenues	5,738	6,059	23,586	24,518
Total sales and revenues	47,561	44,929	178,101	171,646
Costs and expenses
Cost of sales	40,184	37,218	145,987	135,852
Selling, administrative and other expenses	6,455	6,468	24,651	23,901
Interest expense	1,984	1,635	7,643	7,071
Financial Services provision for credit and insurance losses	133	359	483	1,212
Total costs and expenses	48,756	45,680	178,764	168,036
Automotive interest income and other non-operating income/(expense), net	138	480	1,249	988
Automotive equity in net income/(loss) of affiliated companies	26	58	285	255
Gain on sale of the Hertz Corporation	1,088	—	1,084	—
Income/(loss) before income taxes	57	(213)	1,955	4,853
Provision for/(benefit from) income taxes	(400)	(339)	(527)	938
Income/(loss) before minority interests	457	126	2,482	3,915
Minority interests in net income/(loss) of subsidiaries	84	63	280	282
Income/(loss) from continuing operations	373	63	2,202	3,633
Income/(loss) from discontinued operations	2	41	47	(146)
Income/(loss) before cumulative effects of change in accounting principle	375	104	2,249	3,487
Cumulative effect of change in accounting principle	(251)	—	(251)	—
Net income/(loss)	$124	$104	$1,998	$3,487
Average number of shares of Common and Class B stock outstanding	1,859	1,829	1,846	1,830
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.20	$0.04	$1.19	$1.99
Income/(loss) from discontinued operations	—	0.02	0.03	(0.08)
Cumulative effect of change in accounting principle	(0.13)	—	(0.14)	—
Net income/(loss)	$0.07	$0.06	$1.08	$1.91
Diluted income/(loss)
Income/(loss) from continuing operations	$0.20	$0.03	$1.13	$1.80
Income/(loss) from discontinued operations	—	0.03	0.02	(0.07)
Cumulative effect of change in accounting principle	(0.12)	—	(0.11)	—
Net income/(loss)	$0.08	$0.06	$1.04	$1.73
Cash dividends	$0.10	$0.10	$0.40	$0.40

Certain amounts in prior year's financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR STATEMENT OF INCOME
For the Periods Ended December 31, 2005 and 2004
(in millions, except per share amounts)

	Fourth Quarter		Full Year
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
AUTOMOTIVE
Sales	$41,823	$38,870	$154,515	$147,128
Costs and expenses
Cost of sales	40,184	37,218	145,987	135,852
Selling, administrative and other expenses	3,772	3,322	12,768	11,453
Total costs and expenses	43,956	40,540	158,755	147,305
Operating income/(loss)	(2,133)	(1,670)	(4,240)	(177)
Interest expense	260	127	1,220	1,221
Interest Income and other non-operating income/(expense), net	138	480	1,249	988
Equity in net income/(loss) of affiliated companies	26	58	285	255
Income/(loss) before income taxes — Automotive	(2,229)	(1,259)	(3,926)	(155)
FINANCIAL SERVICES
Revenues	5,738	6,059	23,586	24,518
Costs and expenses
Interest expense	1,724	1,508	6,423	5,850
Depreciation	1,299	1,662	5,890	6,618
Operating and other expenses	1,384	1,484	5,993	5,830
Provision for credit and insurance losses	133	359	483	1,212
Total costs and expenses	4,540	5,013	18,789	19,510
Gain on sale of the Hertz Corporation	1,088	—	1,084	—
Income/(loss) before income taxes — Financial Services	2,286	1,046	5,881	5,008
TOTAL COMPANY
Income/(loss) before income taxes	57	(213)	1,955	4,853
Provision for/(benefit from) income taxes	(400)	(339)	(527)	938
Income/(loss) before minority interests	457	126	2,482	3,915
Minority interests in net income/(loss) of subsidiaries	84	63	280	282
Income/(loss) from continuing operations	373	63	2,202	3,633
Income/(loss) from discontinued operations	2	41	47	(146)
Income/(loss) before cumulative effects of changes in accounting principle	375	104	2,249	3,487
Cumulative effect of change in accounting principle	(251)	—	(251)	—
Net income/(loss)	$124	$104	$1,998	$3,487
Average number of shares of Common and Class B stock outstanding	1,859	1,829	1,846	1,830
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.20	$0.04	$1.19	$1.99
Income/(loss) from discontinued operations	—	0.02	0.03	(0.08)
Cumulative effect of change in accounting principle	(0.13)	—	(0.14)	—
Net income/(loss)	$0.07	$0.06	$1.08	$1.91
Diluted income/(loss)
Income/(loss) from continuing operations	$0.20	$0.03	$1.13	$1.80
Income/(loss) from discontinued operations	—	0.03	0.02	(0.07)
Cumulative effect of change in accounting principle	(0.12)	—	(0.11)	—
Net income/(loss)	$0.08	$0.06	$1.04	$1.73
Cash dividends	$0.10	$0.10	$0.40	$0.40

Certain amounts in prior year's financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and cash equivalents	$31,499	$22,831
Marketable securities	7,583	8,946
Loaned securities	3,461	1,058
Finance receivables, net	109,693	109,466
Other receivables, net	4,804	5,969
Net investment in operating leases	22,951	22,652
Retained interest in sold receivables	1,420	9,166
Inventories	10,271	10,766
Equity in net assets of affiliated companies	2,579	2,835
Net property	40,707	43,313
Deferred income taxes	3,878	6,686
Goodwill and other intangible assets	5,945	6,394
Assets of discontinued/held-for-sale operations	—	16,346
Other assets	22,682	29,078
Total assets	$267,473	$295,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$22,806	$21,991
Accrued and other liabilities	73,033	73,592
Debt	154,332	164,337
Deferred income taxes	3,254	7,187
Liabilities of discontinued/held-for-sale operations	—	11,477
Total liabilities	253,425	278,584
Minority interests	1,122	877
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	4,872	5,321
Accumulated other comprehensive income/(loss)	(3,567)	1,258
Treasury stock	(833)	(1,728)
Earnings retained for use in business	12,435	11,175
Total stockholders’ equity	12,926	16,045
Total liabilities and stockholders’ equity	$267,473	$295,506

Certain amounts in prior year's financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR BALANCE SHEET
(in millions)
	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$13,392	$10,142
Marketable securities	6,860	8,291
Loaned securities	3,461	1,058
Total cash, marketable and loaned securities	23,713	19,491
Receivables, less allowances of $298 and $388	3,061	2,894
Inventories	10,271	10,766
Deferred income taxes	1,187	2,200
Other current assets	8,177	8,916
Total current assets	46,409	44,267
Equity in net assets of affiliated companies	1,756	1,907
Net property	40,379	42,904
Deferred income taxes	11,066	8,164
Goodwill and other intangible assets	5,928	6,374
Assets of discontinued/held-for-sale operations	—	188
Other assets	8,308	9,247
Non-current receivable from Financial Services	—	—
Total Automotive assets	113,846	113,051
Financial Services
Cash and cash equivalents	18,107	12,689
Investments in securities	723	655
Finance receivables, net	111,436	112,541
Net investment in operating leases	22,951	22,652
Retained interest in sold receivables	1,420	9,166
Goodwill and other intangible assets	17	20
Assets of discontinued/held-for-sale operations	—	16,158
Other assets	7,457	12,466
Receivable from Automotive	83	2,753
Total Financial Services assets	162,194	189,100
Intersector elimination	(83)	(2,753)
Total assets	$275,957	$299,398
LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$16,547	$16,026
Other payables	4,222	4,269
Accrued and deferred revenue	28,632	29,700
Deferred income taxes	804	877
Debt payable within one year	978	977
Current payable to Financial Services	83	1,382
Total current liabilities	51,266	53,231
Long-term debt	16,900	17,250
Other liabilities	38,796	37,058
Deferred income taxes	589	312
Liabilities of discontinued/held-for-sale operations	—	46
Payable to Financial Services	—	1,371
Total Automotive liabilities	107,551	109,268
Financial Services
Payables	2,037	1,696
Debt	136,454	146,110
Deferred income taxes	10,345	9,890
Other liabilities and deferred income	5,605	6,834
Liabilities of discontinued/held-for-sale operations	—	11,431
Payable to Automotive	—	—
Total Financial Services liabilities	154,441	175,961
Minority Interests	1,122	877
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	4,872	5,321
Accumulated other comprehensive income/(loss)	(3,567)	1,258
Treasury stock	(833)	(1,728)
Earnings retained for use in business	12,435	11,175
Total stockholders’ equity	12,926	16,045
Intersector elimination	(83)	(2,753)
Total liabilities and stockholders’ equity	$275,957	$299,398

Certain amounts in prior year's financial statements have been reclassified to conform with current year presentation.